THIRD AMENDMENT TO THE
HERMAN MILLER, INC. 2011 LONG-TERM INCENTIVE PLAN

THIS AMENDMENT (this “Amendment”) to the Herman Miller, Inc. 2011 Long-Term Incentive Plan (the “Plan”) was approved by the Board of Directors (the “Board”) of Herman Miller, Inc. (the “Company”) effective as of the 18th day of July, 2016. Capitalized terms not defined in this Amendment have the meanings given in the Plan.

WHEREAS, the Plan authorizes the grant of options to purchase shares of the Company’s common stock.

WHEREAS, the Board believes it to be desirable and in the best interest of the Company to permit certain options granted under the Plan to provide for automatic exercise prior to their expiration, and to amend the Plan to permit such automatic exercises.

WHEREAS, Article 12 of the Plan authorizes the Board to amend the Plan at any time. NOW, THEREFORE, the Board has approved the following:

1.    Amendment. Two new final sentences are added to the end of Section 6.4(e) of the Plan as follows:

Notwithstanding anything to the contrary in this Section 6.4(e), but subject to the other terms and conditions of the Plan, the Committee may, but shall not be required to, provide that an Option (other than an Incentive Stock Option) shall be deemed exercised automatically prior to the expiration or termination of the Option without any notice to or from the Participant. Upon any such automatic exercise, the exercise price and applicable withholding taxes shall, unless the Committee provides otherwise, be paid in the form of a reduction in the number of shares issuable upon such exercise.

2.    Effect on Plan. Except as modified by this Amendment, the Plan shall remain in full force and effect according to its terms.

CERTIFICATION

The foregoing Second Amendment to the Plan was adopted by the Board of Directors on July 18, 2015.

HERMAN MILLER, INC.

By H. Timothy Lopez

Its Secretary